AMENDMENT NO. 1 TO

                            SERVICE AGREEMENT BETWEEN

                        HUNTINGDON LIFE SCIENCES LIMITED

                                       AND

                                   BRIAN CASS





                           DATED AS OF APRIL 15, 2002





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     This is Amendment No. 1, dated as of April 15, 2002 (this  "Amendment")  to that certain Service Agreement, dated as of April 29, 1999 (the "Agreement"), between Huntingdon Life Sciences Limited (the "Company") and Brian Cass (the "Executive"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

     In consideration of the promises and mutual covenants set forth herein and in the Agreement, the parties hereto agree as follows:

     1. The definition of the term "Holding Company" in Section 1(1) of the Agreement shall be amended to delete the words "Huntingdon Life Sciences Group plc" and replace them with "Life Sciences Research, Inc."

     2. The duties of Executive in Section 3(1)(a) of the Agreement shall be amended to add after the words "Managing Director" the words "and President of Holding Company".

     3. The remuneration of the Executive set forth in Section 7(1) of the Agreement shall be amended by deleting the words "(pound)150,000 gross" and replacing them with the words "(pound)200,000 gross".

     4. The provision with respect to payment to Executive upon termination of employment set forth in Section 18(1) of the Agreement shall be amended by adding after the last word of the sole sentence thereof the words " in an amount equal to the Executive's annualized salary plus any additional compensation (such as bonus or incentive compensation) earned or received by the Executive from the Company in the prior twelve months."

     5. Section 22 of the Agreement with respect to payment to Executive in connection with termination of employment following a Change of Control is hereby deleted in its entirety and replaced with the following:

     If within the twelve months following a Change of Control of Parent the Executive's employment is terminated by the Company without Cause or the Executive resigns such employment for Good Reason, then within 30 days after such termination or resignation the Company shall make a lump sum severance payment in cash to Executive in an amount equal to 2.99 times the Executive's then current annualized base salary plus 2.99 times any additional compensation (such as bonus or incentive compensation) earned during the 12 months prior to such termination or resignation.

     For purposes of this Section 14(3), and notwithstanding any other use of the specified term elsewhere in this Agreement,

          "Cause" shall mean (a) breach of fiduciary duty involving personal profit, (b) conviction of a felony, (c) violation of the confidentiality provisions of this Agreement or (d) intentional failure to perform stated duties of employment that materially adversely affect the Company's interests.

          "Change of Control" shall mean, notwithstanding the prior occurrence of any other event constituting a "change of control" (a) the acquisition by any person or group of, or the entering into of any agreement by any person or group to acquire by purchase, merger, consolidation or otherwise, or the commencement of a tender offer or exchange offer by any person or group for, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of shares resulting in the beneficial ownership of thirty percent (30%) or more of the total number of votes which may be cast for the election of directors of Parent, or (b) the acquisition by any person or group or the entering into of any agreement by any person or group to acquire all or substantially all of the assets of the Parent, or (c) the persons who were directors of the Parent prior to any cash tender offer or exchange offer, merger or other business combination or other reorganization, sale of all or substantially all of Parent's assets, contested or other election or any combination of the foregoing transactions cease to constitute at least a majority of the Board following any of such transactions, or (d) any other change of control of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended."

     "Good Reason" shall mean:

          (a) After a Change of Control of the Parent shall have occurred, and without the express written consent of Executive, he is given a title or assigned any duties materially inconsistent with his position, duties, responsibilities or status with the Company as in effect immediately prior to such Change of Control;

          (b) The base salary of Executive, and/or incentive compensation opportunity and/or benefits, is reduced below that in effect at the date hereof or at the time of the Change of Control as applicable; or

          (c) Without the express written consent of Executive, he is required after a Change of Control to be permanently based anywhere other than within a 30 mile radius of his office location immediately prior to Change of Control, except for required travel on the Company's business to an extent consistent with his duties hereunder.

     5. This Amendment shall be binding upon any successors or permitted assigns of the Company and/or Parent.

     6. This Amendment shall be governed by the laws of England.

     The parties hereto have executed and delivered this Amendment as of the date first above written.

HUNTINGDON LIFE SCIENCES LIMITED

By:      /s/ Julian Griffiths
Name:     Julian Griffiths
Title:    Company Secretary

BRIAN CASS

/s/ Brian Cass
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